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Exhibit 21.1

SUBSIDIARIES OF CHARLES RIVER ASSOCIATES INCORPORATED

Name of Organization	Jurisdiction
CRA Security Corporation	Massachusetts
Charles River Associates Canada Ltd.	Ontario
NeuCo, Inc.	Delaware
Charles River Associates Limited	United Kingdom
Charles River de Mexico, S.A. de C.V.	Mexico
Charles River Associates (Asia Pacific) Limited	New Zealand
Charles River Associates Asia Pacific PTY LTD	Australia

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  Exhibit 21.1
SUBSIDIARIES OF CHARLES RIVER ASSOCIATES INCORPORATED